Exhibit 10.25

DISTRIBUTION AGREEMENT

March 10, 2005

This Distribution Agreement (“Agreement”) is entered into as of the date first set forth above (the “Effective Date”), between CoTherix, Inc., a Delaware corporation, having its principal place of business at 5000 Shoreline Court, Suite 101 South San Francisco, CA 94080 (“Client”), and Cardinal Health PTS, LLC, a Delaware limited liability company, by and through its Specialty Pharmaceutical Services group with offices at 15 Ingram Boulevard, Suite 100, LaVergne, TN 37086 (“Cardinal Health”).

A. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States of America, including the District of Columbia (the “Territory”).

B. Cardinal Health is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing information systems and other services that support its customers’ use of its distribution capabilities.

C. Client desires to engage Cardinal Health as its exclusive distribution agent for commercial sales of Ventavis® (iloprost) inhalation solution in all formulations (collectively referred to as the “Product”) in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual conditions and covenants set forth herein, Cardinal Health and Client (collectively referred to as “Party” or “Parties”) agree as follows:

1. Appointment/Authorization.

1.1 Subject to the terms and conditions set forth in this Agreement, Client appoints Cardinal Health, and Cardinal Health accepts the appointment, as Client’s exclusive distribution agent of the Product in the Territory to Client’s specialty distributors, which may be amended by the Client from time to time (collectively, “Customers”). Cardinal Health is authorized only to distribute the Product to such Customers. Cardinal Health acknowledges that Client will be entering into separate arrangements with the Customers to distribute the Product to third parties. Client’s appointment of Cardinal Health as its exclusive distribution agent to the Customers shall not be deemed as Client providing Cardinal Health with any rights regarding the Customers’ ability to distribute the Product pursuant to the terms of the agreement(s) between Client and such Customer. Furthermore, Cardinal Health shall not be deemed to be a third party beneficiary of any such agreement(s) between Client and such Customer.

1.2 Client shall provide Cardinal Health with a right of first negotiation with respect to the distribution of new pharmaceutical products acquired or promoted by Client in the Territory after the Effective Date, which right shall be exclusive, for a period of thirty (30) days after Client’s notice to Cardinal Health that it plans to make such new product available for distribution. If the parties have not concluded a definitive agreement with respect to the distribution of the new product within thirty (30) days from the date of Client’s notice or if Cardinal Health notifies Client in writing at any point during such negotiation period that it is not interested or is unable to distribute such new product(s), then Client shall have no further obligation with respect to that new product under this Section 1.2. After the expiration of the thirty-day exclusivity period, Client shall provide written notice to Cardinal Health that the period has expired.

2. Services.

2.1 Cardinal Health shall provide the services set forth in the Operating Guidelines, which include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support (“Services”). A copy of the Operating Guidelines is attached hereto as Exhibit A and incorporated by reference.

2.2 The Operating Guidelines may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that (a) any change, modification or amendment to the Operating Guidelines may result in an increase or decrease, or no change at all, in the fees charged by Cardinal Health in Section 5 and any such mutually agreed fee revisions will be reflected in an amended Fee Schedule, and (b) if the parties do not agree on the Fee revision, if any, the Operating Guidelines shall not be amended.

2.3 Cardinal Health’s Services shall comply with the Operating Guidelines; provided, however, Cardinal Health shall have no obligation to comply with the requirements of Sections [***] or any other Section as mutually agreed upon by the Parties in writing, if estimated orders, or such services, that support these orders, to Cardinal Health exceed its Forecast (as hereinafter defined) by more than [***]. In the event Client’s shipments of Product to Cardinal Health exceed its Forecast by more than [***], Cardinal Health shall use reasonable commercial efforts to meet the requirements referenced above for such additional Product, but failure to meet such requirements shall not constitute a default hereunder..

2.4 All Product returns shall be processed and handled by Cardinal Health in accordance with the Operating Guidelines; and, any customization or additional return services requested by Client may require an additional fee as may be agreed by the Parties in writing in advance.

2.5 Client is solely responsible for the management of all Product recalls. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, Cardinal Health shall provide assistance to Client upon request as set forth in the Operating Guidelines, provided that Client shall pay to Cardinal Health an amount equal to Cardinal Health’s actual and reasonable costs incurred with any such recall services. Such costs shall be in addition to the Fees described in Section 5 below.

3. Product Supply/Client Responsibilities.

3.1 Client shall deliver Product to Cardinal Health at Cardinal Health’s facility located at 15 Ingram Boulevard, Suite 100, La Vergne, Tennessee 37086, and/or to such other distribution facility as may be designated by Cardinal Health and approved by Client in writing (individually or collectively, “Facility”).

3.2 Client shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage (“Loss”) as further set forth in Section 15 below. Except for Loss to the extent resulting from the gross negligence or willful

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

misconduct of Cardinal Health (which Loss shall be the responsibility of Cardinal Health), Client shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.

3.3 Client shall provide Cardinal Health with a forecast of the volume of Product to be handled by Cardinal Health under this Agreement, which may be updated by the Client from time to time but not less often than semi-annually (“Forecast”). There will be two forecasts of volume (shipments incoming and shipments outgoing). Upon execution of this Agreement, Client shall deliver to Cardinal Health a customer list, which sets forth the Product prices (the “Customer Price List”). Client shall notify Cardinal Health of any change in the Customer Price List not less than [***] hours prior to the effective date of any such change. Cardinal Health shall implement such price change in accordance with the Operating Guidelines.

3.4 Cardinal Health shall visually inspect each shipment of Product received for external damage or loss in transit and notify Client of any such damage or loss within a commercially reasonable period of time (but no later than [***] hours) following discovery. Cardinal Health shall assist by providing requested information for all necessary carrier claims and notifications with regard to damaged goods.

4. Information System Access.

4.1 During the term of this Agreement and subject to the terms herein, Client may use password(s) and identification number(s) provided by Cardinal Health to remotely access Client’s data maintained on Cardinal Health’s web enabled Operating System Base and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the “System”) provided that such access is used solely by Client’s employees and contractors and for Client’s own internal business purposes. Client shall use that access solely to access Client’s data and shall not access or attempt to access any other data, systems or software. Client shall be responsible for all use of the passwords and identification elements by its employees and contractors and shall ensure that they are used solely to effect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download or otherwise use any software or non-Client data maintained on the System.

4.2 The System shall be made available to Client at the fees set forth in the Fee Schedule. If Cardinal Health agrees to perform any custom enhancements to the System requested by Client, such customization services shall be (i) performed pursuant to a mutually agreed-upon Statement of Work (“SOW”) that sets forth, among other things, the specifications and timeline for performance and (ii) invoiced separately pursuant to the terms set forth in Section 5.2 based on an hourly rate set forth in the Fee Schedule (as defined in Section 5.1) and, prior to such performance, (a) Cardinal Health shall notify Client of any related increase in the periodic fees hereunder relative to the ongoing support of the customization and (b) if Client agrees to such fees, the Parties shall amend the Fee Schedule in writing and the new fees shall become effective upon the completion of the customization pursuant to the SOW, provided, however, that if Client does not agree to such fees the customization shall not be made available to Client.

4.3 During the Initial Term and any renewal term thereafter, Cardinal Health shall (i) employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of Client’s data resident on the System that are at least equivalent to those employed by Cardinal Health to safeguard the integrity, accessibility and confidentiality of its own information on the System, and (ii) establish and maintain reasonable disaster and emergency recovery plans designed to

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

minimize disruption from System operation interruptions that are at least equivalent to those employed by Cardinal Health to minimize disruption to Cardinal Health from System operation interruptions. Cardinal Health shall back up Client data on a daily basis and provide Client data to Client on a mutually agreeable basis.

4.4 Client shall not reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System, or copy, download, modify, or create derivative works of such software. Also, Client shall not permit access to the System or related documentation to any other person or entity other than Client’s employees and contractors. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Cardinal Health (except for Client data residing therein, which at all times shall remain Client’s property and Confidential Information).

4.5 CARDINAL HEALTH WARRANTS THE SYSTEM AND SOFTWARE TO THE FULL EXTENT OF THE WARRANTY IT HAS IN EFFECT FROM THE THIRD PARTY PROVIDER OF THE SYSTEM AND SOFTWARE. WITHOUT LIMITING THE PRECEDING SENTENCE, THE SYSTEM, THE SOFTWARE THEREON AND ANY RESULTS OBTAINED THEREFROM ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. CARDINAL HEALTH MAKES NO REPRESENTATIONS OR WARRANTIES, EXCEPT AS OTHERWISE PROVIDED HEREIN, AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

4.6 Cardinal Health shall use reasonable efforts to make the System available for access twenty-four (24) hours a day, seven (7) days a week absent scheduled and emergency maintenance periods.

4.7 Notwithstanding anything to the contrary, in the event of a breach or threatened breach of the security of the System or unauthorized disclosure of any information relative to the System, Cardinal Health may revoke or suspend any or all passwords and identification numbers provided to Client hereunder for the period of time reasonably necessary for Cardinal Health to resolve the matter, provided that Cardinal Health shall otherwise provide access to Client’s data to Client during such period of revocation or suspension by promptly responding to Client’s requests for such data by e-mail or facsimile.

5. Fees.

5.1 As compensation for the Services, Client shall pay to Cardinal Health the fees (the “Fees”) set forth on Exhibit B (the “Fee Schedule”). The parties may amend the Fee Schedule from time-to-time by mutual written agreement.

5.2 Cardinal Health shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment shall be due within [***] days of the invoice date and shall be made by wire transfer or electronic funds transfer (“EFT”). If the invoice is

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

not paid within such [***] day period by wire transfer or EFT, a service charge on the unpaid amount calculated at the rate of [***]% per month (or the maximum rate permitted by law if such rate is less than [***]% per month) shall be imposed until such amount is paid in full.

5.3 The Fees set forth in Exhibit B shall not be modified during the first year of the Initial Term. Thereafter, Cardinal Health shall be entitled to adjust the price not more often than once per contract year, (a) for the second and third years of the Initial Term by [***] and (b) for each year thereafter by [***].

5.4 Notwithstanding the terms set forth above in Section 5.3, if Cardinal Health can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond Cardinal Health’s reasonable control, then upon notice from Cardinal Health, the Parties agree to meet, in person, and negotiate in good faith a mutually acceptable adjustment to the Fees.

6. Term and Termination.

6.1 The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the “Initial Term”), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least one hundred eighty (180) days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.

6.2 Either party shall have the right to terminate this Agreement upon one hundred eighty (180) days prior written notice to the other party, provided that in the event Client terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall be effective only upon payment by Client to Cardinal Health of a termination fee of [***] of all remaining monthly fixed Fees set forth on the Fee Schedule for the remainder of the Initial Term.

6.3 Either Party shall have the right to terminate this Agreement:

(a) upon a material breach by the other Party upon thirty (30) days’ prior written notice unless the breaching party cures the breach within such thirty (30) day period; provided that, with respect to any failure to make any payment when due under this Agreement, such period to cure shall be reduced to ten (10) days; or

(b) immediately in the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency, are commenced by or against the other Party, or a receiver is appointed for the other Party with or without such other Party’s consent.

6.4 Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client’s sole cost and expense. Upon sending or receiving any notice of termination, Cardinal Health shall cooperate with Client to provide to Client, as soon as practical but no later than within thirty (30) days, all records and data utilized in performing Services under this Agreement and that would otherwise been available to Client in utilizing the System, in (a) hard copy format and (b) an accessible and searchable electronic

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

database format (such as Excel or some other readily available and widely used software database) reasonably acceptable to Client. This Section 6.4 and Sections 12 (Confidentiality) as expressly stated therein, 13 (Indemnification), 14 (Limitation of Liability), 15 (Insurance) to the extent expressly stated therein, 16 (Dispute Resolution), and 17 (Miscellaneous) shall survive termination or expiration of this Agreement.

7. Records, Audits and Requests for Information.

7.1 Cardinal Health shall at all times keep and maintain records as set forth in the Operating Guidelines.

7.2 During the Term, Client or its designee (subject to Confidentiality requirements) shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon fifteen (15) business days prior written notice to Cardinal Health, to: (a) conduct a physical audit of such parts of the Facility that relate to Product stored and warehoused at the Facility under this Agreement; and (b) review and audit Cardinal Health’s records related to the storage, distribution and Client’s sale of the Product; provided, however, that Client’s right to perform any such audits under clause (a) shall occur no more frequently than once per calendar year at each Facility, and such audits under clause (b) shall occur no more frequently than once per calendar year and, with respect to both clause (a) and (b), as otherwise set forth in the Operating Guidelines. Client shall be responsible for any breach of confidentiality by its designee.

7.3 Cardinal Health shall provide to Client copies, at Client’s expense, of all documents and information requested by the FDA or by Client in support of Client’s regulatory filings for the Product. Copies of all documents to be provided to the FDA in connection with any such request shall if permitted by law, be provided to Client in advance if reasonably practicable from a timing perspective or otherwise within two (2) business days of delivery to the FDA. Cardinal Health shall notify Client on the same day upon receipt of notice of any inspection by the FDA directed specifically toward the Product, and Client shall have the right to have an employee present at any such inspection, if allowed by law.

7.4 Subject to its confidentiality obligations to third parties, Cardinal Health shall notify Client on the same day of receipt, and provide a copy of, any notice of any FDA or other governmental authority inspection, investigation or other inquiry, or other material governmental notice or communication (collectively, an “Inquiry”) (a) relating to the distribution of the Product; or (b) that could reasonably be expected to have a material affect on Cardinal Health’s ability to distribute Products or otherwise perform the Services. The Parties shall reasonably cooperate with each other during any such Inquiry, subject to their respective confidentiality obligations to third parties. Cardinal Health shall discuss with Client any response to observations or notifications received in connection with any such Inquiry and shall, (a) if permitted by law, (b) reasonably practicable from a timing perspective, and (c) subject to confidentiality obligations to third parties, provide Client an opportunity to comment upon any proposed response before it is made. Cardinal Health shall provide Client with copies of all correspondence received by it from, or filed by it with, any governmental authority to the extent pertaining to the Product or the distribution by Cardinal Health of the Product.

8. Compliance With Laws. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities. In the event that one or more Cardinal Health licenses is revoked and Cardinal Health fails to cure within thirty (30) days, and individually or in the aggregate, such revocation result in the material impairment of Cardinal Health’s ability to fulfill its obligations under this Agreement, then during such period of time that Cardinal Health’s performance is materially impaired (“Period of Impairment”), Client shall have the right to obtain the affected distribution services from a third party without regard to the exclusivity provisions contained herein and Cardinal Health shall not charge Client for Services Client obtains from others. During any Period of Impairment, Variable Fees and Fixed Fees for Services actually performed by Cardinal Health shall continue to apply and Fixed Fees that apply to both Services performed and services Client obtains from others would be prorated. At the conclusion of any Period of Impairment, all Services, Fees and exclusivity provisions shall resume and all other terms and conditions shall continue.

9. Representations and Warranties.

9.1 Each Party represents and warrants to the other that:

(a) it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other agreement or otherwise;

(b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party; and

(c) this Agreement constitutes the legal, valid and binding obligation of that Party.

9.2 Client further represents and warrants to Cardinal Health that:

(a) the Product is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Product;

(b) the Product does not violate or infringe any patent, trademark, trade name or other interest of any person or entity.

9.3 Cardinal Health represents and warrants to Client that:

(a) it now has, and shall maintain in full force and effect during the Initial Term and all renewal terms thereafter, all federal and state licenses, permits or other approvals required of Cardinal Health to fulfill its obligations under this Agreement.

(b) Cardinal Health shall provide to Client, on an annual basis, a Type II SAS 70 report prepared by an independent public accounting firm (a “Report”). The Report will be dated to cover the annual period through September 30. The scope of the Report may be limited to a review of the key systems and processes which are relied upon by Client. Client may share such Report with its auditors and contractors subject to confidentiality requirements. The foregoing notwithstanding, in the event that the applicable public accounting rules change such that a SAS 70 Type II report is no longer reasonably required by Client or its public accountants, then Cardinal Health shall no longer be required to provide such Report. If Cardinal Health’s and Client’s fiscal years do not close on the same date, upon request by Client, Cardinal Health shall provide Client with a letter stating whether during the gap period there have been any significant changes to the structure or operation of the internal controls or if anything has come to Cardinal Health’s attention that would lead Cardinal Health to believe that the controls are not working effectively.

(c) Cardinal Health shall promptly notify Client of any action taken against any federal and state licenses, permits or other approvals required of Cardinal Health to fulfill its obligations under this Agreement that would affect the ability of Cardinal Health to meet its obligations under this Agreement.

10. Taxes. Client shall pay when due all sales, use, gross receipts, excise, personal property taxes imposed by the government associated with the Product (excluding any personal property tax associated with Cardinal Health’s equipment used in connection with the Services), and other taxes now or hereafter imposed by the government as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to Cardinal Health under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of Cardinal Health.

11. Trademarks.

11.1 Client grants Cardinal Health, which for purposes of this Section 11 shall include Cardinal Health’s Affiliates, a non-exclusive privilege to use during the Initial Term and any renewal term thereafter, the various trade names, trademarks, service marks and those other word and design marks that Client associates with the Product (the “Trade Names”) as necessary to perform Services under this Agreement and for no other purpose.

11.2 Cardinal Health agrees that Client has the right to control the manner of use or display of the Trade Names by Cardinal Health. This non-exclusive license is a limited license and may be terminated at any time by Client upon the termination of this Agreement. Cardinal Health shall discontinue the display or use of any Trade Name, or change the manner in which any such Trade Name is displayed or used, upon request by Client.

11.3 Cardinal Health further agrees that:

(a) Cardinal Health shall not use the Trade Names, or any variant thereof, as the whole or any part of its title or the name of its business, except upon Client’s express written consent to such use.

(b) Cardinal Health shall not use the Trade Names in any manner in connection with an effort to distribute goods of others, whether or not such goods are competitive with the Product.

11.4 Upon termination or expiration of this Agreement, Cardinal Health shall discontinue any and all use of the Trade Names and any other identification with Client and shall avoid any statement or implication that it is a distributor of the Product, and Client shall discontinue any identification with Cardinal Health and shall avoid any statements or implication that Cardinal Health is a distributor of the Product, except (1) as may be necessary for it to fulfill its obligations which survive termination, (2) for retention of records in accordance with its records retention policies and (3) as may be required by law.

11.5 Except as permitted under this Agreement, (a) Client shall not have the right to use the name of Cardinal Health or its Affiliates or Cardinal Health’s or its Affiliates’ trademarks, service marks, logos or other similar marks in any manner except with the prior written approval of Cardinal Health, and

(b) Cardinal Health shall not have the right to use the name of Client or its Affiliates or Client’s or its Affiliates’ trademarks, service marks, logos or other similar marks in any manner except with the prior written approval of Client.

11.6 For purposes of this Agreement, (a) the term “Affiliate” means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party, and (b) the terms “third party” and “third person” (and their plural forms) shall not include Affiliates of either Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

12. Confidentiality.

12.1 Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the “Representatives”), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the “Confidential Information”). Client acknowledges and agrees that all information and materials related to the System shall constitute Confidential Information. Without limiting the foregoing, Cardinal Health acknowledges and agrees that all information and materials related to (a) Client’s financial information and data, (b) Product sales and distribution, (c) Product inventories, and (d) non-public Product pricing information, shall constitute Client’s Confidential Information. For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (b) is already legally known to the other Party or any of its Affiliates (as defined in Section 11.6) at the time of its disclosure by the disclosing Party; (c) becomes known to the other Party or any of its Affiliates from a third party without any obligation of confidentiality or limitation on use; or (d) is independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party’s possession because it is embraced by more general information in the receiving Party’s possession or because it is embraced in general terms in publications.

12.2 Neither Party shall, directly or indirectly, at any time without the other Party’s prior written consent: (a) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), or (b) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, (ii) disclosures on a confidential basis to authorized agents, including but not limited to accountants, consultants and attorneys, of the disclosing Party, (iii) disclosures on a confidential basis to directors, officers, and employees and contractors of, that Party or its Affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party’s Affiliates, and (iv) disclosures to potential investors in or acquirers of that Party (and their respective independent auditors and outside attorneys under obligation of confidentiality) who have a reasonable need to know such Confidential Information; provided that Party and such potential investors or acquirers have entered into a confidentiality agreement the provisions of which are as least as restrictive as the confidentiality provisions hereof, and that Party remains responsible for any violations of such confidentiality obligations.

12.3 The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason), or upon the other Party’s request at any time, each Party shall promptly: (a) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (b) with the other Party’s consent, which consent will not be unreasonably withheld, destroy such documentation and other materials, and certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

13. Indemnification. Each Party shall indemnify and hold harmless the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys’ fees (“Liability”), to a third party or property arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement or the negligence or willful misconduct of that Party. Client further agrees to indemnify and hold harmless Cardinal Health, its parent and Affiliates and each of their directors, officers, employees, agents and representatives from any and all Liability to a third party arising directly or indirectly out of or relating to any third party claim, except to the extent such claim arises out of the negligence or willful misconduct or breach of this Agreement by Cardinal Health, based upon (i) injury or death to person or property alleged to have been caused by Client’s Product, (ii) any violation or infringement of any patent, trademark, trade name or other interest of any third person concerning the Product, and (iii) the manufacture, marketing, testing, shipping, sale, possession or use of Product. All indemnity obligations hereunder are subject to the Party seeking indemnity (a) providing the indemnifying party prompt written notice of any such claim (provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure), (b) providing reasonable cooperation in connection with the claim, and (c) not compromising or settling any claim or liability without the prior written consent of the indemnifying party.

14. Limitation of Liability. NOTWITHSTANDING THE FOREGOING PROVISIONS OF SECTION 13, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL (SPECIFICALLY EXCEPTING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY’S OBLIGATION TO INDEMNIFY THE OTHER FOR LIABILITY ARISING OUT OF OR RELATING TO THIRD PARTY CLAIMS IN ACCORDANCE WITH SECTION 13 ABOVE), INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, IN NO EVENT SHALL CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY OF CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER SECTION 13 OR ANY OTHER PROVISION OF THIS AGREEMENT, EXCEED $[***]. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE LIMITATIONS IN THIS SECTION 14 SHALL NOT LIMIT CLIENT’S LIABILITY OR RESPONSIBILITY RELATING TO A BREACH OF ITS OBLIGATIONS UNDER SECTION 4 HEREIN.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

15. Insurance. Each Party shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Initial Term and any renewal term of this Agreement.

(a) Cardinal Health shall obtain and maintain commercial general liability insurance with coverage limits of not less than [***] per occurrence. In lieu of insurance, Cardinal Health may self-insure any or a portion of the required insurance. Cardinal Health shall provide Client with a copy of a certificate of insurance as soon as practicable after the Effective Date to verify that insurance with the required coverage is in effect and (ii) upon renewal of any such policies.

(b) Client shall obtain and maintain general liability insurance including products liability and completed operations coverage with limits not less than [***] per occurrence and not less than [***] in the aggregate. Client shall provide Cardinal Health with a copy of certificates of insurance (i) as soon as practicable after the Effective Date to verify that insurance with the required coverage is in effect, (ii) as soon as practicable after the Effective Date to verify that the additional insured status set forth in Subsection (f) below is in effect and (iii) upon renewal of any such policies.

(c) In addition to the insurance required by Section 15(b), Client shall also obtain and maintain Special Form Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while Product is at the Facility or in transit to or from the Facility. Client’s property insurance shall apply to all losses and be primary (with respect both to any insurance issued to Cardinal Health and to any deductible amount or self-insured amount retained by Cardinal Health) except for losses to the extent resulting from the gross negligence or intentional misconduct of Cardinal Health.

(d) In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

(e) Client shall obtain a waiver from any insurance carrier with whom it carries Property Insurance releasing its subrogation rights against Cardinal Health. Client shall not seek reimbursement for any property claim, or portion thereof, that is not fully recovered from insurance except for losses to the extent resulting from the gross negligence or intentional misconduct of Cardinal Health.

(f) Cardinal Health and its Affiliates shall be named as additional insureds under the products and completed operations policies as respects the Products and completed operations as set forth in this Agreement. Such insurance shall be primary (with respect both to any insurance issued to Cardinal Health and to any self-insured amount retained by Cardinal Health for the additional insureds’ liability for damage arising out of those products and completed operations for which they have been added as additional insureds.

(g) Each insurance policy that is required under this Section 15 shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

16. Dispute Resolution.

16.1 The Parties agree to use good faith efforts to resolve all disputes within sixty (60) days of written notice that such a dispute exists.

16.2 If a dispute under this Agreement cannot be resolved by the Parties within the sixty (60) day period set forth in Section 16.1 above, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side’s contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within thirty (30) days after receipt of the materials referenced above.

16.3 If the matter has not been resolved within the thirty (30) day period set forth in Section 16.2 above, such dispute shall be submitted to binding arbitration by the American Arbitration Association. Any such arbitration proceedings shall occur in the jurisdiction of the defendant party, or in such place as mutually agreed to by the Parties, and the arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall issue a written, reasoned decision setting forth the basis of the award, including findings of fact and conclusions of law. The prevailing party shall be entitled to receive its reasonable attorney’s fees and costs in such proceeding. The Parties shall share equally the cost of the arbitrator and any advisors that the Parties agree to employ for the benefit of the arbitrator. In no event shall any arbitration proceeding initiated pursuant to this Section 16.3 extend beyond one hundred eighty (180) days from the date the arbitration is initiated.

16.4 Cardinal Health shall not withhold from Client any Client data in the event of any dispute, including with limitation in the event of any breach or alleged breach of this Agreement.

17. Miscellaneous.

17.1 Independent Contractor. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.

17.2 Notices. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. E-mails do not satisfy the notice requirements hereunder. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.

Notices should be sent to the following:

If to Cardinal Health:	If to Client:

Cardinal Health PTS, LLC	CoTherix, Inc.
Attention: Vice President &	Attention: CEO
General Manager	5000 Shoreline Court
15 Ingram Boulevard	Suite 101
Suite 100	South San Francisco, CA 94080
LaVergne, TN 37086	Fax: (650) 808-6897
Fax: (615) 287-0401

with a copy to:	with a copy to:

Cardinal Health, Inc.	CoTherix, Inc.
7000 Cardinal Place	Attention: Robert S. Michitarian
Dublin, Ohio 43017	Vice President and General Counsel
Attn: Associate General Counsel,	5000 Shoreline Court, Suite 101
Pharmaceutical Technologies & Services	South San Francisco, CA 94080
Fax: 614-757-5051	Fax (650) 808-6897

17.3 Governing Law. This Agreement shall be construed under the laws of the State of Tennessee, without regard to its conflicts of laws provisions.

17.4 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

17.5 Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party’s right to demand strict compliance with all provisions of this Agreement.

17.6 Force Majeure. If the performance of any part of this Agreement by either Party shall be prevented, restricted, interfered with or affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to the other Party shall not be subject to the provisions of this Section. The affected Party shall use commercially reasonable efforts to overcome any such event, and if any such event continues for more than forty-five (45) days, the other party may terminate the Agreement upon written notice and, in the case of Client, any early termination fee shall not apply.

17.7 Assignment. Except as set forth herein, neither Party shall have the right to assign this Agreement, or any of such Party’s rights or obligations under this Agreement, without the prior written consent of the other Party (such consent shall not be reasonably withheld), provided, however, that either

Party may assign its rights under this Agreement, without consent, to (a) any parent, subsidiary or Affiliate, or (ii) any successor to all or substantially all of its assets or business. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, administrators, trustees and permitted assigns.

17.8 Remedies Cumulative; Injunctive Relief. The remedies provided herein shall be cumulative and shall not preclude any Party from asserting any other rights or seeking any other remedies against the other Party, or such other Party’s successors or permitted assigns, pursuant to this Agreement, as provided under other agreements and as provided by law. Each Party acknowledges that a breach of this Agreement by either Party may cause the other Party irreparable damage. Accordingly, in the event of any such breach or threatened breach by one Party, the other Party shall, in addition to its remedies at law, have the right to pursue injunctive relief, including temporary, preliminary and permanent injunctions, to prevent the other Party’s violation of this Agreement.

17.9 Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

17.10 Section Headings. The Section headings provided herein are for convenience only and shall have no force or effect upon the construction or interpretation of any provision in this Agreement.

17.11 Survival. In conjunction with those provisions that expressly survive the expiration or termination of this Agreement, all other provisions of this Agreement that may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement (including, without limitation, the indemnification, confidentiality (to the extent expressly stated therein), limitation of liability, insurance (to the extent expressly stated therein), dispute resolution and miscellaneous provisions) shall survive the expiration or termination of this Agreement.

17.12 Complete Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless provided otherwise in this Agreement.

17.13 Joint Preparation. Each Party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each Party represents that this Agreement is executed voluntarily and should not be construed against any Party hereto solely because it drafted all or a portion hereof.

17.14 Counterparts. This Agreement may be executed in counterparts.

[Signature Page Follows]

INTENDING TO BE BOUND, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CARDINAL HEALTH PTS, LLC		COTHERIX, INC.

By:	/S/ TIM L. MARTIN	By:	/S/ THOMAS FELDMAN
	Tim L. Martin		Thomas Feldman

Title:	Vice President and General Manager Specialty Pharmaceutical Services	Title:	President and Chief Business Officer

Exhibits

Exhibit A	Operating Guidelines

Exhibit B	Fee Schedule

EXHIBIT A

OPERATING GUIDELINES

Exhibit A

CoTherix, Inc. / Cardinal Health PTS, Inc.

Specialty Pharmaceuticals Services

Operating Guidelines

The Operating Guidelines shall be incorporated into the Distribution Services Agreement between CoTherix, Inc. (“Client”), and Cardinal Health PTS, Inc. (“Cardinal Health”), dated March 10, 2005 (the “Agreement”). Capitalized terms not otherwise defined in this Operating Guidelines shall have the same meaning as set forth in the Agreement.

In performing its obligations under the Agreement, Cardinal Health will follow these Operating Guidelines. The Operating Guidelines are in addition to the SOPs that have been approved by Client for use by Cardinal Health in the performance of Services.

1.0 WAREHOUSING

1.1	Cardinal Health will maintain its warehouse facilities in accordance and compliance with all federal, state and local laws, rules and regulations, including current Good Manufacturing Practices (“cGMP”) as promulgated under the FDA.

1.2	Cardinal Health will maintain SOPs appropriate for a pharmaceutical distribution center operating environment. All SOPs will be appropriately approved and controlled under the Cardinal Health cGMP quality system.

1.3	Cardinal Health will maintain cGMP compliant documented training programs. These training programs will include training on all SOPs, the Operating Guidelines and the Quality Requirements Agreement. Client will have the authorization to audit the training records.

1.4	Cardinal Health will comply with all storage, handling and shipping conditions mutually agreed to by the client and Cardinal Health for the Product.

1.5	The Product will be stored by Cardinal Health at 20-25 degrees Celsius, excursions permitted at 15-30 degrees Celsius. Client shall ensure that the storage requirements are identified on the package label. Client shall ensure that the storage requirements, will be in human readable format and the Product NDC number, lot number, carton quantity and expiry date will be in an acceptable barcode format on the unit carton. Product will be stored in areas designed to be continuously monitored and controlled for the temperature range specified for the Product. Cardinal Health will maintain daily temperature recordings. Cardinal Health will provide such records to Client upon written request.

1.6	Cardinal Health will report temperature excursions that last more than 60 minutes, to Client and in no event more than 48 hours from the point of discovery of the excursion.

1.7	Product will be stored in an approved warehouse facility with secured access, accessible only to authorized Cardinal Health personnel.

2.0 RECEIVING

2.1	Client or Client’s contract manufacturing agent will arrange transportation services to transfer the Product to Cardinal Health. Client will notify Cardinal Health of the specific delivery schedule.

2.2	Client’s carrier will contact Cardinal Health, once product leaves Spain, 72 hours prior to expected delivery date to arrange a delivery appointment.

2.3	Client shall retain title and ownership to the Product at all times. Cardinal Health signature on the carrier’s bill of lading is an acknowledgement only of Cardinal Health’s receipt of Product.

2.4	Client will provide Cardinal Health with a Material Safety Data Sheet for the Finished Product.

2.5	Client’s Product will meet the following standards for carton identification, documentation, palletization, and uniformity:

2.5.1	Client will provide the bill of lading, certificate of analysis, certificate of release (“CofR”) and other documentation necessary. Cardinal Health will follow its SOP for receiving Product.

2.5.2	Pallets will meet GMA standards for maximum 40” x 48” x 46” (120 cm x 80 cm x 103 cm are current pallet sizes) dimensions with four-way entry; will be free of broken boards, treated for pests, and clean.

2.5.3	Receipt of Product on non-standard pallets may require restacking onto conforming pallets at Client’s expense.

2.5.4	Palletized Product must be uniform and consistent with specifications set up in the Product master for the number of cartons and eaches.

2.6	Cardinal Health will receive each shipment into a secure receiving area and perform all requirements as detailed in Cardinal Health’s receiving SOP.

2.7	Cardinal Health will count and inspect the exterior packaging of the Product, noting any shortages, overages or damage on the carrier bill of lading. Cardinal Health will obtain the carrier’s signature on the bill of lading acknowledging the condition of the Product upon receipt by Cardinal Health.

2.8	Cardinal Health will compare the Client documentation to Cardinal Health’s receiving report. Discrepancies will be noted. Cardinal Health Quality Assurance will investigate and report all discrepancies to Client within 24 hours of receipt. Client and Cardinal Health will determine corrective actions, if any.

2.9	Client is responsible for notifying Cardinal Health QA, in such case that, “Receipts”, will be arriving with a temp tale. Cardinal Health will fax receiving checklist and downloaded temp tale data for such shipments, as decided by the Clients QA department to Client Quality Assurance for official lot release. Product will be held in quarantine until released in writing by Client Quality Assurance.

2.10	Product in unapproved or quarantine status will be physically flagged in Cardinal Health’s warehouse management system to prevent unapproved Product from entering approved picking areas of the warehouse.

2.11	Client Quality Assurance will fax or email written documentation CofR to Cardinal Health to release the lot from quarantine Product status to approved Product status.

2.12	Cardinal Health will post receipts in the warehouse management system within 24 business hours of delivery unless count discrepancies, missing paperwork, damage investigation, and other receiving anomalies interfere with efficient receiving and documentation. Upon request by Client, Cardinal Health will provide a report of any unresolved receiving discrepancies.

2.13	Cardinal Health will move Product from the receiving area to bulk storage following Cardinal Health SOPs.

3.0 INVENTORY

3.1	Inventory will be received, tracked and controlled on Cardinal Health’s warehouse management system by item number, lot number, expiration date, quantity, and status. Cardinal Health’s warehouse management system will meet all cGMP requirements for lot traceability and accountability, from receipt of Product at Cardinal Health to shipment of Product to Client’s Customer.

3.2	Quarantined Product will be segregated and appropriately labeled. Quarantined Product will be released from quarantine status in Cardinal Health’s warehouse management system upon written authorization by Client’s Quality Assurance.

3.3	Cardinal Health will assign a unique location for the Product and lot in storage.

3.4	Cardinal will perform a daily cycle count on forward pick locations that have had activity during the given day. Cardinal Health will use its commercially reasonable efforts to maintain accurate and timely inventory records. Cardinal Health will report on cycle count accuracy periodically according to Section 21 of the Operating Guidelines.

3.5	Inventory variances will be investigated by Cardinal Health and reported promptly to Client and in no event later than 48 hours. Corrective actions will be determined jointly by Cardinal Health and Client.

3.6	Client may conduct a complete physical inventory [***] per calendar year, upon at least (15) business days advance written notice prior to the start of a physical inventory, or more frequent if inventory variances exceed the standard of [***]% accuracy, as set forth in Section 21 of the Operating Guidelines.

3.7	Cardinal Health will notify Client of all expired or short dated Product as specified by Client to be [***] prior to expiry date.

3.8	Cardinal Health will receive returned Product according to Cardinal Health SOP and Client’s Returned Goods Policy. Client’s Quality Assurance will determine appropriate disposition of the returned Product. Client’s Quality Assurance must be notified prior to disposition of the Product. If the disposition is to destroy the Product, Cardinal Health will subcontract the destruction by means of incineration through a third party supplier. Cardinal Health will provide Client with the Certificate of Destruction.

4.0 DISTRIBUTION

4.1

Orders approved and available for processing (pick & pack) by the agreed upon time, 2:00 p.m. Central Time Monday through Thursday, and on Fridays if approved by Client, will be shipped before the close of business the same day (“Standard Hours”). Orders received and processed after the agreed upon time, 2:00 p.m. Central Time will be handled on an exception basis. Every attempt will be made to ship orders in the allotted time. Any remaining volume not shipped will be communicated to the customer along with recommendations and schedules for completion.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

For orders received after Standard Hours, 2:00 p.m., Cardinal Health will consider these orders as the following day’s business. If the day the Product is to be received by the Customer falls on a holiday or weekend, then the order will be shipped on the next business day, which will ensure the Product will not be delivered to the Customer on a holiday or weekend.

4.2	Orders placed within Standard Hours will be shipped to Customer via standard ground delivery service unless otherwise specified in the agreement.

4.3	Client will make best commercial efforts to encourage customers to submit orders to SPS in a fashion that allows for an even distribution of work recognizing normal start times of 8:00 a.m. Central Time. Cardinal Health will use commercially reasonable efforts to meet the requested shipping schedule. However, if orders received do not allow for an even distribution of work, Cardinal Health cannot commit to agreed upon “on time shipping” metric per Section 21.4.

4.4	Orders that have Drop Ship requirements within Standard Hours will be processed and shipped per client’s instructions.

4.5	Orders placed outside Standard Hours and in which the Customer has requested delivery for the next day will be defined as emergency orders and will be shipped via priority overnight delivery. All emergency orders will be billed to client as set forth on Exhibit B (the “Fee Schedule”) attached here to.

4.6	Orders placed during Standard Hours in which the Customer requests priority service (upgrade of shipping service) will be accommodated and Client will charge a flat fee for priority service. This will be accommodated on an exception basis only and not implemented as standard ongoing service for a particular Customer. An upgrade to priority services will not be considered an emergency order.

4.7	Client will be responsible for monitoring customer ordering practices.

4.8	Recognizing that order volume may fluctuate from time to time, Cardinal Health will staff to meet [***]% of the rolling average number of Client orders processed over the previous [***]. Cardinal Health will use commercially reasonable efforts to meet the shipping schedule outlined herein when order or unit volume exceeds [***]% of the rolling average number of orders or units; provided, however, that Cardinal Health cannot guarantee daily on-time shipping standards will be achieved during such increased activity periods.

4.9	Cardinal Health will measure the timeliness of shipments and will report this attribute periodically according to Section 21 of the Operating Guidelines.

4.10	Cardinal Health personnel will be available for emergency Product shipments, via phone request, 24 hours per day, 365 days per year. For shipments called in after the carrier’s cutoff time (approximately 8:00 p.m. Central Time for overnight airfreight), Cardinal Health will ship the Product the following day.

4.11	Cardinal Health’s inventory system will comply with First-to-Expire, First-Out (FEFO) inventory allocation. Any exceptions from FEFO must be approved by Client’s Quality Assurance Representative in writing prior to shipment.

4.12	Cardinal Health will perform quality verification on all Client shipments by an individual other than the employee who picked the order. Cardinal Health will use commercially reasonable efforts to pick, check and ship accurately all Customer orders. Cardinal Health will measure picking and shipping accuracy and will report this attribute periodically according to Section 21 of the Operating Guidelines.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

4.13	Cardinal Health and Client will mutually determine and agree in writing on the packaging requirements for shipping the Product. Cardinal Health’s Quality Assurance will assist Client and Cardinal Health will issue appropriate guidelines and cGMP training to the distribution department to assure compliance with Client’s specifications. These specific Client specifications will be controlled in the Cardinal Health cGMP quality system.

4.14	Cardinal Health will provide shipment confirmation information to Client through Cardinal Health’s information System on the same business day on which the shipment occurs.

4.15	Cardinal Health will manage shipping supplies - including vendor selection, ordering, inventory record keeping, and storage. Cardinal Health will invoice Client for all mutually agreed upon shipping materials; corrugated cartons, insulated coolers (if specified), address labels, inner packing; as may be requested by Client’s packing specifications.

5.0 TRANSPORTATION

5.1	Cardinal Health and Client will mutually agree upon a common carrier(s) based on shipment size, destination, freight rates, availability of standard and special services, reliability of delivery, and claim history among other requirements.

5.2	Cardinal Health shall provide, if Client agrees, carriers under contract with Cardinal will offer a discounted rate if one is provided by the carrier.

5.3	Shipping charges, including all special charges for insurance, proof of delivery, hazardous materials, service upgrades, and so forth, will be billed directly to Cardinal Health’s account with the carrier and passed through to Client and will include a handling fee.

5.4	Client will designate Freight terms as FOB Shipping Point.

5.5	Cardinal Health, at the request of the Client, will provide proof of delivery for specific Customer shipments. Fees charged by carriers for proofs of delivery, if any, will be passed directly to Client.

6.0 CUSTOMER SERVICE

6.1	Cardinal Health will provide a dedicated inbound phone line (or lines) for Client’s Customers to phone in purchase orders, for inquiries, and for general information.

6.2	Cardinal Health will staff the inbound phone line from 7:00 a.m. - 6:00 p.m. Central Time, Monday through Friday, except for the following holidays: Christmas Day, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and any other days as mutually agreed to.

6.3	Cardinal Health will be responsible for training Cardinal Health’s customer service representative(s) and backup representative(s). Client will provide company and Product specific information for training of the customer service representatives assigned to Client.

6.4	Cardinal Health will be responsible for initial set up and on-going maintenance of Customer master files. The initial Customer master file will be approved and signed by Client. Client may add Customers by completing the Customer maintenance profile form and forwarding to Cardinal Health for system entry.

6.5	Cardinal Health will accept Customer orders by electronic data interchange (EDI), mail or fax. Cardinal Health will maintain records of all Customer orders. All Customer orders must be in writing or by EDI. Cardinal Health will not accept telephone orders without a mail or fax confirmation.

6.6	Cardinal Health will use commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds, and will report this attribute periodically according to Section 21 of the Operating Guidelines.

6.7	As a backup to the customer service representatives, a voice mail system will be maintained to collect messages from Customers.

6.8	Cardinal Health’s customer service representatives will re-route, via warm transfer, all misdirected calls to the appropriate vendors designated by Client In the event that a call cannot be re-routed to a particular vendor (e.g., due to a system outage), the customer service representative should warm transfer the call to the Client’s operator at (650) 808-6500.

7.0 ORDER ENTRY

7.1	Client will designate minimum and multiple order quantities. All order entry requests will be maintained by Cardinal Health through it’s operating system.

7.2	Client will instruct its Customers to place orders based on the contract between Client and Customer.

7.3	Client will determine when Customers shall pay for premium freight, special handling, and emergency order processing.

7.4	Cardinal Health will use commercially reasonable efforts to enter orders accurately. Cardinal Health measures the accuracy of orders entered and will report this attribute periodically according to Section 21 of the Operating Guidelines.

8.0 CUSTOMER CREDIT

8.1	Client will establish credit limits for each Customer or groups of Customers.

8.2	Cardinal Health’s System will monitor orders and outstanding accounts receivable against the Customer’s credit limit and hold orders where credit limits are exceeded.

8.3	Client may elect to place a Customer’s account, in writing, on credit hold so that all orders are reviewed prior to shipment.

8.4	Client will review and approve all Customer orders held for credit limits prior to shipment. Client must release orders or provide written authorization to release.

9.0 PRICING AND TERMS

9.1	Client will publish terms and conditions of sale to all customers. Standard terms are net [***] days from date of invoice. Contracted Customers may have non-standard terms.

9.2	Client will publish list prices for customers, which are subject to change from time to time at the sole discretion of Client.

9.3	Client will determine contracted chargeback pricing on a contract-by-contract basis. Client will notify Cardinal Health of such price changes with a 48 hour notice for update of the Cardinal

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

Health system files. Client will develop and forward Customer notifications to Cardinal Health and Cardinal Health will provide printing and mailing services on behalf of Client.

9.4	Cardinal Health will perform system maintenance of product pricing and terms. Client will provide to Cardinal Health no less than 72 hours in writing any changes to product pricing or terms. Cardinal Health will be responsible for updating the Cardinal Health system within 24 hours of effective date and time of the price increase.

9.5	Cardinal Health employees are bound by the confidentiality provisions of the Agreement between Cardinal Health and Client and, as such, shall not disclose Client sales data or pricing information outside the specific Cardinal Health employees who have a need to know of this information in the course of performing their routine job responsibilities.

9.6	Cardinal Health will provide the necessary reports within stipulated time frames to ensure Client can comply with the reporting requirements of Medicaid (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs. Client will define reporting requirements against which Cardinal Health will produce the required reports.

10.0 INVOICING

10.1	Cardinal Health will use commercially reasonable efforts to mail invoices the morning following shipment of Product, or transmit by electronic data interchange (EDI), where installed, the same day of shipment of Product, to Customer’s billing address.

For any order shipped after the close of business, the invoice will be prepared and mailed the following business day.

10.2	Cardinal Health will make commercially reasonable effort to process invoices as timely and accurately as possible. Cardinal Health measures invoice accuracy and processing timeliness and will report this attribute periodically according to the conditions set forth in Section 21 of the Operating Guidelines.

11.0 CHARGEBACKS

11.1	Client may enter into prime vendor arrangements for select contract or government mandated pricing arrangements.

11.2	Cardinal Health, on behalf of Client, will process chargebacks daily with reconciliation of chargeback discrepancies within 5 working days. Cardinal Health’s chargeback SOPs will define the parameters available to Cardinal Health to resolve discrepancies between Client’ contract terms and conditions and the chargeback submitted by the wholesaler.

11.3	All chargebacks will be processed according to the chargeback policy for Client.

11.4	All validated chargeback submissions will be settled via credit invoice.

11.5	Prime vendors will be instructed to report all returns from Client’s contract Customers as a reverse chargeback.

11.6	Cardinal Health will make commercially reasonable effort to process chargebacks as timely and accurately as possible.

12.0 ACCOUNTS RECEIVABLE

12.1	Client will open and maintain a bank lockbox. The bank will receive Customer remittances invoice information on behalf of Client. Customers may remit payment via EFT.

12.2	Client’s bank will forward information about lockbox deposits along with the Customer’s remittance information to Cardinal Health, or Client’s bank will provide Cardinal Health password information to retrieve remittance information on line.

12.3	Cardinal Health will reconcile and apply the cash receipt to the outstanding account receivable within 24 hours of receipt from the bank, or as soon as commercially reasonable.

12.4	Cardinal Health will disallow discounts for payments received beyond the payment terms, as indicated by the receipt date. Cardinal Health will handle the amount of the discount as a balance due on the Accounts Receivable account unless the client provides alternate directions.

12.5	Cardinal Health will manage the Accounts Receivable according to the guidelines outlined in the Standard Operating Procedures.

12.5.1	Initiate collection call when invoice becomes [***] days past due.

12.5.2	Initiate second collection call at [***] days past due.

12.6	Cardinal Health will maintain notes related to collection activities in an Accounts Receivable system file, or on excel spreadsheet that will be accessible to Client’ authorized personnel. System file or Excel spreadsheet will be sent weekly to the Client for invoice collections.

12.7	Cardinal Health will use commercially reasonable efforts to process accounts receivable as timely and accurately as possible. Cardinal Health will measure accounts receivable and collections activity and report these attributes periodically according to Section 21 of the Operating Guidelines.

13.0 GOVERNMENT REPORTING

13.1	Cardinal Health personnel will provide the following Government reports to Client within 10 business days following the close of a business quarter. Cardinal Health will measure and report this attribute periodically according to Section 21 to the Operating Guidelines.

13.1.1	IFF Direct Sales Report

13.1.2	IFF Indirect Sales Report

13.1.3	AMP Report

13.1.4	Non FAMP Report

13.1.5	Best Price Report

13.1.6	Most Favored Price Report

13.2	Cardinal Health will also provide supporting schedules and source documents to be used by Client to perform verification of the Government reports.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

14.0 MONTH-END CLOSE

14.1	Client will complete its close by the second working day after the last day of the month being closed. Cardinal Health will make every effort to record all transactions for the month being closed by the close of business on the first working day (day 1) of the following month. (i.e. March activity is posted by the end of the first working day in April.). Cardinal Health will measure and report this attribute periodically according to Section 21 of the Operating Guidelines.

14.2	Cash received by the bank on the final day of the month, and reported to Cardinal within 24 hours, will be applied by the end of business on day 1 to the open receivables for the prior month.

14.3	Open items that cannot be resolved by the close of business on day 1 will be communicated to the Client and will be carried over into the following month.

15.0 RETURNED GOODS

15.1	Returns will be processed in accordance with Client’s Returned Goods Policy.

15.2	Goods that are returned to Cardinal Health per Client’s Return Goods Policy, will be processed by Cardinal Health using commercially reasonable efforts to complete the processing of all returns and issue credits (if applicable) within five (5) business days of receipt of the return.

15.3	Cardinal Health will use commercially reasonable efforts to process returned goods as timely and accurately as possible. Cardinal Health will measure the timeliness of returned goods processing and will report this attribute periodically according to Section 21 of the Operating Guidelines.

16.0 PRODUCT COMPLAINT RETURNS

16.1	If the Product is being returned due to a Product complaint (it should be routed to our Call Center to be handled), Cardinal Health will obtain the following information from the end customer returning the Product:

a)	# of units to be returned

b)	Physician name

c)	Fax number

d)	Identify source of product (i.e. Name of Wholesaler)

16.2	Cardinal Health will fax instructions for returning the Product to the end customer, which will include, at a minimum, instructions to return the Product a) in a biohazard bag; b) to Client’s Quality Assurance Department; and c) to include the Return Authorization Number provided by Cardinal Health on the outside of the package.

16.3	Client will notify Cardinal Health upon receipt of the Product. Upon notification, Cardinal Health will issue a credit to the wholesaler on the end customer’s behalf. The credit will identify the Return Authorization Number and the end customer name. The end customer will be responsible for following-up directly with the wholesaler to ensure appropriate credit/replacement has been issued.

17.0 RECALL ASSISTANCE

17.1	Client is responsible for management of a recall event.

17.2	If there is a recall or withdrawal of Product, then Cardinal Health agrees to stop shipping recalled lots promptly, and in no event later than twenty-four (24) hours after Cardinal Health receives written notification of such recall.

17.3	If mutually agreed upon, Cardinal Health shall provide assistance to Client and cooperate fully in any such recall. Client shall pay to Cardinal Health an amount equal to Cardinal Health’s actual costs incurred with any such recall services. Such cost shall be in addition to the fees described in Exhibit C to the Agreement. Such assistance shall include but not be limited to:

17.3.1	Contacting consignees (wholesaler, customers) who may have received affected Product and requesting prompt quarantine of all affected lots pending further disposition instructions from Cardinal Health or Client.

17.3.2	Storage and control of on-hand inventory of recalled Product.

17.3.3	Receipt, storage and control of returned recalled Product.

17.3.4	Documentation of recalled Product used, destroyed or returned to the distributor through established document systems at Cardinal Health.

17.3.5	Assist in Preparation of final Recall Report including a copy of all communications, if any, with FDA concerning the recall.

17.3.6	Shipment of samples of recalled Product to Client or a designated testing site for analysis, if applicable.

17.3.7	Cardinal Health shall maintain appropriate cGMP SOPs, and to the extent that they are not in conflict with the Operating Guidelines, Cardinal Health will follow its SOPs with regard to executing these requirements.

17.4	Cardinal Health will provide the necessary recall reports within two hours of notification by Client. Reports will contain, but not be limited to, the following information for each recalled Product and lot number: all Customer shipments by date, item number, quantity, lot number, and ship to address.

17.5	Cardinal Health shall provide Client Quality Assurance with signed and dated records documenting final disposition of the Product(s). In addition, Cardinal Health will assist with the following information:

17.5.1	Name and location of distributors involved in the execution of the final disposition of the recalled Product

17.5.2	Name and location of drug destruction sites (if applicable)

17.5.3	List of applicable State or Federal licenses currently required and held for drug transport and/or disposal for all drug destruction sites (if applicable).

17.5.4	Product disposition method

17.5.5	Amount of Product dispositioned.

17.5.6	Date of Product disposition

17.5.7	Documentation from each affected Distributor(s) head of Quality Assurance or designee attesting to the completion of the Product disposition functions and requirements set forth by Client’s Recall Committee.

18.0 SYSTEMS

18.1	Client retains ownership to all Client Data in the Cardinal Health System but grants Cardinal Health a limited right to use such Client Data in the performance of its services.

18.2	Cardinal Health will use commercially reasonable efforts to maintain security of the Client Data in files, to segregate them and render them inaccessible to all third parties except those providing services or systems support hereunder.

18.3	Cardinal Health will provide Client with on-line access to sales information, inventory record’s, lot tracking, Customer profiles, item maintenance, pricing and terms, and other business critical data as defined in Cardinal Health’s standard reports output.

18.4	Additional reporting and interfaces may be jointly defined by Client and Cardinal Health.

18.5	Cardinal Health will use commercially reasonable efforts to maintain all Systems within the change control SOPs.

18.6	Cardinal Health will use commercially reasonable efforts to make Cardinal Health’s System accessible to the Client 24 hours per day 7 days per week and guaranteed between the hours of 6:00 a.m. - 7:00 p.m. Central Time, Monday through Friday (“Accessible Hours”), except for routine, scheduled or emergency maintenance. Cardinal Health will provide 48 hours advance notification to Client of a scheduled maintenance which would affect Client’s ability to access the System

18.7	Cardinal Health will use commercially reasonable efforts to ensure that unscheduled System downtime per calendar quarter shall not exceed [***]% of the Accessible Hours. Cardinal Health will promptly notify Client of any System problem that might affect services and an estimated time for restoration of System access. Cardinal Health will measure system availability and report on this attribute according to Section 21 of the Operating Guidelines.

18.8	Full System backups will be generated on a nightly basis in conjunction with SOP ‘Backup and Recovery’. These backup tapes will be stored either off-site or in a fireproof cabinet as indicated by the SOP.

19.0 AUDITS

19.1	Client or its designee shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon fifteen (15) (or ten (10) in the event of a for cause audit) business days prior written notice to Cardinal Health, to: (a) no more than once in any six (6) month period, conduct a physical audit of such parts of the Facility that relate solely to Product stored and warehoused at the Facility under this Agreement; and (b) no more than once in any twelve (12) month period, review and audit records that relate solely to the storage and distribution of the Product.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

20.0 QUALITY COUNCIL REPORT

20.1	Cardinal Health will provide Client with reports on measurable attributes including but not limited to those identified below. Such reports shall be used to track and benchmark performance.

20.2	Client and Cardinal Health will agree to meet not less than once per year to review performance and to develop methods, policies, practices, and procedures that may improve the quality and efficiency of the Cardinal Health – Client relationship.

20.3	Cardinal Health will use its commercially reasonable efforts to meet or exceed the Client’s expectation for performance based on the measured attributes.

20.4	Measured attributes and standards:

Section	Performance Attribute	Performance Standard	Reporting Frequency
1.0	Temperature excursions	[***]% excursion - free	Upon occurrence
2.0	On-time receipts and data entry	[***]% within 24 business hours for all conforming receipts	Monthly
3.0	Cycle count accuracy	[***]%	Monthly
4.0	On-time shipping	[***]% same day for orders received by the standard cut-off time	Monthly
5.0	Picking/shipping accuracy	[***]% for all orders processed with carton markings meeting HDMA bar code standards	Monthly
6.0	Answer inbound phone calls within thirty (30) seconds	[***]% answered within thirty (30) seconds	Monthly
7.0	Order entry accuracy	[***]%	Monthly
8.0	Invoicing accuracy and timeliness	[***]%	Monthly
9.0	Accounts receivable	[***]% A/R collected on or before the 40th calendar day from date of invoice.	Monthly
10.0	Chargeback processing Time	[***]% processed in 2 days or less from receipt of chargeback from wholesaler	Monthly
11.0	Government Reporting	[***]% completed by the close of business on the 10th workday of the following month.	Monthly
12.0	Month-End Close	[***]% completed by the close of business on the second work day of the following month.	Monthly
13.0	Return goods processing cycle time	[***]% processed in 5 business days or less	Monthly
14.0	System availability	[***]% of normal accessible hours	Upon occurrence

[END]

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

EXHIBIT B-FEE SCHEDULE

3/10/2005

Cotherix

FEE SCHEDULE

Program Implementation
One Time Start-up Fee (3)	$	[***]

Distribution Services

Storage Fee
Ambient storage fee (5)	$	[***]	Per pallet per month

Pick, pack and ship fee (1)
Monthly distribution account management fee-Lavergne, TN (6)	$	[***]	Per month
Monthly distribution account management fee-Groveport, OH (6)	$	[***]	Per month
Ambient product pick/pack/stage	$	[***]	Per line, per order
Ambient product pick/pack/stage	$	[***]	Per each case
Return goods processing	$	[***]	Per first unit
Return goods processing	$	[***]	Per each additional unit
Freight Charges		Cost plus [***]% handling fee
Packing/Shipping materials (4)		Cost plus [***]% handling fee
Destruction Charges		Cost plus [***]% handling fee
Emergency/International Orders	$	[***]	Per order

Information System
System access and support fee (2)	$	[***]	Per month
Special reports, connectivity or other IT requests (per hour charge)	$	[***]	Per hour

Customer Service
Customer Service Management fee	$	[***]	Per month
Per order processing fee	$	[***]	Per order
Per credit memo	$	[***]	Per credit memo

Financial Services
Accounts Receivable Management Fee	$	[***]	Per month
AR per order processing fee	$	[***]	Per order
Chargeback Management fee	$	[***]	Per month
Chargeback per line fee	$	[***]	Per line

Note (1): This proposal is based on distribution services for CoTherix of 2 SKU’s used for the treatment of pulmonary arterial hypertension as outlined below:

Ventavis is expected to launch in April 2005. In Year One, an estimated [***] orders containing a total of [***] cases will be shipped. Each order will consist of an estimated [***] SKU and [***] cases of product. An average of [***] orders will be placed each month. The minimum unit (for ordering/billing purposes) is on case. Cases contain either 30 ampoules or 100 ampoules.

The orders will be shipped through the specialty pharmacy and hospital channels. Orders will be received via all available methods (EDI, phone, fax).

Other products/promotional materials requiring other types of services, or modified distribution channels will be quoted separately. If the assumptions change from those presented in the RFI, either party will have the right to renegotiate the fees and basis used for quoting these services.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***

The pricing above has been developed based on the assumptions provided by CoTherix. This pricing serves as an outline of associated costs and will be changed if the account characteristics change. Ninety days after implementation SPS and CoTherix will conduct an account review to assess any changes to the previously stated account characteristics. At that time, any necessary change to the pricing structure will be made and incorporated into the agreement.

Note (2): System access fee included licenses for two concurrent users. Additional licenses will increase the monthly fee by $ [***] per concurrent user.

Note (3): The implementation fee is to be paid in two equal installments. The first payment is due after the first implementation meeting, and the second following the launch. Non-standard procedures required for connectivity will be charged at $[***] per hour. Additionally, the migration of previous history from another provider to Cardinal Health- Specialty Pharmaceutical Services will be assessed a rate of $[***] per hour until the entire process is complete and the data has been validated by both parties.

Note (4): Supplies include tape, labels, bubble pack, etc (approx. $. [***]/shipment), pallets ($[***]/pallet), boxes, and any other CoTherix requirements.

Note (5): Pallet storage fee is based on a daily average of pallets on hand. Pallet storage greater than seven months inventory on hand will be assessed an additional charge of three times the standard fee. Cardinal Health- SPS reserves the right to store and distribute product from our other facilities, if needed.

Note (6): The account management fee covers the following services: logistics management, inventory management, regulatory assurance, receiving discrepancy resolution, standard operating procedures, validation management, supply control, process set-ups, and process scheduling.

Note (7): The term of agreement will be for three years with payment by wire or EFT on or before the [***] of each month.

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission***